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EXHIBIT 11.3

WESTFIELD AMERICA, INC.
COMPUTATION OF PER SHARE EARNINGS
For the Nine Months Ended September 30, 2001
(Amounts In Thousands Except Per Share Amounts)

			Days Outstanding	Weighted Average Shares Outstanding
Average share price for nine months ended September 30, 2001(1)		$15.89
BASIC
Common shares outstanding:
As of January 1, 2001	73,355		273	73,355
Issued June 29, 2001	5,266		94	1,813

Total weighted average shares outstanding				75,168
Net income				$14,301
Less dividends on preferred shares:
Series A		$6,561
Series B		2,012
Series C		4,781
Series C-1		1,594
Series C-2		1,594
Series D		6,376
Series D-1		1,579
Series E		5,435		(29,932)

Net loss allocable to common shares				$(15,631)

Basic loss per share amount				$(0.21)

DILUTED
Common shares outstanding:				75,168
2000 Warrants:
As of January 1, 2000	2,840
Series F Preferred Shares	(2,703)

Excess 2000 Warrants (a)	137

Per Share Price
Average Market Price (b)		$15.89
Exercise Price (c)		$19.42
Common Equivalent Shares ((b-c)/b)*a			273	0
Investor Unit Rights:
Units Issued 12/9/98		978	273	978
Units Issued 1/1/99		1,186	273	1,186

Common equivalent shares				2,164

Weighted average common and common equivalent Shares				77,332

Net income				$14,301
Add net income (loss) allocable to investor unit rights				(737)
Less net income allocable to preferred shares				(29,932)

Net income (loss) to common shares				$(16,368)

Diluted loss per share amount				$(0.21)

Note—The Company's preferred shares, Partnership Preferred Units, Independence Partnership Units, shares issuable under the subscription agreement, 1996 and 1997 warrants were not included in the earnings per share calculation, as their effect is antidilutive.

(1)
The share price used for the EPS calculation is based on the average daily closing market price of the Company's common stock as reported by the New York Stock Exchange.

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WESTFIELD AMERICA, INC. COMPUTATION OF PER SHARE EARNINGS For the Nine Months Ended September 30, 2001 (Amounts In Thousands Except Per Share Amounts)